Exhibit 10.1

{Z0026935/2 }
AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE
As set forth herein, this Note is issued in replacement of and in substitution for, but not in repayment, refinancing or refunding of or payment toward, the Revolving Line of Credit Note of Borrower, dated as of August 19, 2013, payable to the order of Bank in the original principal amount of $50,000,000, and is issued pursuant to, and is subject to, the Credit Agreement (as defined below).

$10,000,000	April 29, 2014

FOR VALUE RECEIVED, the undersigned SKULLCANDY, INC., a Delaware corporation (“Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at New York, New York, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:
Capitalized terms used but not otherwise defined herein have the meanings given such terms in that certain Credit Agreement between Borrower, as borrower, and Bank, as lender, dated as of August 19, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”). As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:
(a)“Daily One Month LIBOR Rate” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.
(b)“LIBOR” means (i) for the purpose of calculating effective rates of interest for loans making reference to LIBOR Periods, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery on the first day of each LIBOR Period for a period approximately equal to such LIBOR Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such LIBOR Period (or if not so reported, then as determined by Bank from another recognized source or interbank quotation), or (ii) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, the rate of interest per annum determined by Bank based on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).
(c)“LIBOR Period” means a period commencing on a New York Business Day and continuing for one (1) or three (3) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that (i) no LIBOR Period may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000), (ii) if the day after the end of any LIBOR Period is not a New York Business Day (so that a new LIBOR Period could not be selected by Borrower to start on such day), then such LIBOR Period shall continue up to, but shall not include, the next New York Business Day after the end of such LIBOR Period, unless the result of such extension would be to cause any immediately following LIBOR Period to begin in the next calendar month in which event the LIBOR Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such LIBOR Period, and (iii) no LIBOR Period shall extend beyond the scheduled maturity date hereof.
(d)“London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

(e)“New York Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.
(f)“Utah Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Utah are authorized or required by law to close.”
INTEREST:
(a)Interest. The “Margin” means a rate per annum, expressed as a percentage, that is determined pursuant to this Section.
The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum determined by Bank to be equal to the sum of the Daily One Month LIBOR Rate in effect from time to time plus the Margin, or (ii) at a fixed rate per annum determined by Bank to be equal to the sum of LIBOR in effect on the first day of the applicable LIBOR Period plus the Margin. When interest is determined in relation to the Daily One Month LIBOR Rate, each change in the interest rate shall become effective each New York Business Day that the Bank determines that the Daily One Month LIBOR Rate has changed. Bank is hereby authorized to note the date, principal amount and interest rate applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.
Through and including March 31, 2014, and until the first adjustment occurs as specified below, the Margin shall be one and one half of one percent (1.50%). After March 31, 2014, the Margin shall be adjusted each fiscal quarter of Borrower on the basis of the ratio of Total Liabilities to Tangible Net Worth of Borrower, in each case, measured on a consolidated basis, as of the last day of the previous fiscal quarter, as determined by Bank, in accordance with the following table:

Total Liabilities to Tangible Net Worth	Margin
< 0.25:1.00	1.30%
> 0.25:1.00	1.50%

Any reductions or increases in the Margin will be made following receipt of Borrower’s financial statements, together with the related Compliance Certificate, as required under the Credit Agreement. Each Margin change shall become effective on the first day of the month following the date on which such financial statements are due under Section 4.3 of the Credit Agreement, as Bank in its sole discretion deems appropriate. Notwithstanding the foregoing, (A) if Borrower fails to deliver any financial statements, together with the related Compliance Certificate, in a timely manner as required under the Credit Agreement, Bank may increase any Margin to the highest Margin set forth above, in addition to imposing the default interest rate applicable under the terms of this Note, and (B) no reduction in any Margin will be made if an Event of Default has occurred and is continuing at the time that such reduction would otherwise be made.
If amended or restated financial statements would change previously calculated Margin, or if Bank determines in its reasonable discretion that any financial statements have materially misstated Borrower’s financial condition, then Bank may, using the most accurate information available to it, recalculate the financial test or tests governing the Margin and retroactively reduce or increase the Margin from the date of receipt of such amended or restated financial statements and charge Borrower additional interest, which may be imposed from the beginning of the appropriate fiscal quarter to which the restated statements or recalculated financial tests relate or to the beginning of the fiscal quarter in which any Event of Default has occurred, as Bank in its sole discretion deems appropriate.
(b)Selection of Interest Rate Options. Subject to the provisions herein regarding LIBOR Periods and the prior notice required for the selection of a LIBOR interest rate, (i) at any time any portion of this Note bears interest determined in relation to LIBOR for a LIBOR Period, it may be continued by Borrower at the end of the LIBOR Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Daily One Month LIBOR Rate or to LIBOR for a new LIBOR Period designated by Borrower, (ii) at any time any portion of this Note bears interest determined in relation to the

Daily One Month LIBOR Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a LIBOR Period designated by Borrower, and (iii) at the time an advance is made hereunder, Borrower may choose to have all or a portion thereof bear interest determined in relation to the Daily One Month LIBOR Rate or to LIBOR for a LIBOR Period designated by Borrower.
To select an interest rate option hereunder determined in relation to LIBOR for a LIBOR Period, Borrower shall give Bank notice thereof that is received by Bank prior to 10:00 a.m. Salt Lake City, Utah time on a Utah Business Day at least two Utah Business Days prior to the first day of the LIBOR Period, or at a later time during such Utah Business Day if Bank, at its sole discretion, accepts Borrower’s notice and quotes a fixed rate to Borrower. Such notice shall specify: (A) the interest rate option selected by Borrower, (B) the principal amount subject thereto, and (C) for each LIBOR selection, the length of the applicable LIBOR Period. If Bank has not received such notice in accordance with the foregoing before an advance is made hereunder or before the end of any LIBOR Period, Borrower shall be deemed to have made a Daily One Month LIBOR Rate interest selection for such advance or the principal amount to which such LIBOR Period applied. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as it is given in accordance with the foregoing and, with respect to each LIBOR selection, if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three Utah Business Days after such notice is given. Borrower shall reimburse Bank immediately upon demand for any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of funds obtained to fund or maintain a LIBOR borrowing) incurred by Bank as a result of the failure of Borrower to accept or complete a LIBOR borrowing hereunder after making a request therefor. Any reasonable determination of such amounts by Bank shall be conclusive and binding upon Borrower.
(c)Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
(d)Payment of Interest. Interest accrued on this Note shall be due and payable on the first day of each month, commencing May 1, 2014, and on August 19, 2018, or if any such day is not a New York Business Day, on the next succeeding New York Business Day.
(e)Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2.00%) above the rate of interest from time to time applicable to this Note.
BORROWING AND REPAYMENT:
(a)Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on August 19, 2018.
(b)Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Borrower’s Chief Financial Officer, Chief Executive Officer

or Corporate Controller, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.
(c)Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Daily One Month LIBOR Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest LIBOR Period first.
PREPAYMENT:
(a)Daily One Month LIBOR Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Daily One Month LIBOR Rate at any time, in any amount and without penalty.
(b)LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Five Hundred Thousand Dollars ($500,000); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the LIBOR Period applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such LIBOR Period matures, calculated as follows for each such month:
(i)Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the LIBOR Period applicable thereto.
(ii)Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such LIBOR Period at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.
(iii)If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.
Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Daily One Month LIBOR Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

EVENTS OF DEFAULT:
This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:
(a)Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.
(b)Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.
(c)Savings Clause. If at any time the interest rate set forth in this Note exceeds the maximum interest rate allowable under applicable law, the interest rate shall be deemed to be such maximum interest rate allowable under applicable law.
(d)Right of Setoff; Deposit Accounts. Upon and after the occurrence of an Event of Default, (i) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared this Note to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under this Note (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under this Note.
(e)Replacement and Substitution. This Note is issued, not as a repayment, refinancing or refunding of or payment toward, but (i) as a continuation of the indebtedness and other obligations of Borrower to Bank pursuant to that certain Revolving Line of Credit Note of Borrower, dated as of August 19, 2013, payable to the order of Bank in the original principal amount of $50,000,000 (the “Prior Note”), and (ii) in replacement of and in substitution for the Prior Note. Accordingly, this Note shall not be construed as a novation or extinguishment of the indebtedness and other obligations of Borrower to Bank arising under the Prior Note, and its issuance shall not affect the priority of any security interest or lien granted in connection with the Prior Note. This Note amends and restates the Prior Note in its entirety and consolidates the Prior Note. This Note is issued pursuant to the Credit Agreement, is the Line of Credit Note referred to in the Credit Agreement and is entitled to the other benefits of, and is subject to all of the agreements, terms and conditions contained in, the Credit Agreement and the other Loan Documents. Interest accrued under the Prior Note prior to the date hereof remains accrued and unpaid under this Note and does not constitute any part of the principal amount of the indebtedness and other obligations of Borrower to Bank evidenced hereby. The Line of Credit created or existing under, pursuant to, as a result of, or arising out of, the Prior Note shall continue in existence under this Note, which indebtedness and other obligations of Borrower to Bank Borrower acknowledges, reaffirms, and confirms to Bank. The indebtedness and other obligations of Borrower to Bank evidenced by this Note will continue to be secured by all of the collateral and other security granted to Bank under the Prior Note and the other Loan Documents.
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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.
SKULLCANDY, INC.

By:     /s/ Jason Hodell
Name: Jason Hodell
Title: Chief Financial Officer